Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports First Quarter 2013 Financial and Operating Results

Company to Host Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--May 7, 2013--Sucampo Pharmaceuticals, Inc. (“Sucampo”) (NASDAQ: SCMP), a global pharmaceutical company with products available in the United States (U.S.), Japan and Europe, today reported its consolidated financial results for the first quarter ended March 31, 2013.

Sucampo reported a net loss of $3.1 million, which includes a tax provision of $1.1 million, or $0.08 per diluted share, for the first quarter of 2013 compared to a net loss of $1.9 million, or $0.05 per diluted share, for the first quarter of 2012.

“2013 is off to a strong start for Sucampo,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Executive Officer, and Chief Scientific Officer of Sucampo. “I am very pleased that we have received approval of our sNDA for opioid-induced constipation, the third indication for AMITIZA®, and we will receive a $10 million milestone payment from our commercial partner in the second quarter. This quarter we also launched RESCULA® and completed additional regulatory filings in Europe for AMITIZA, including filings for OIC in the United Kingdom and Switzerland. We are very pleased with these successes and are confident that we are on track to meet our upcoming milestones over the rest of the year.”

Quarter Operational Highlights –

  As previously reported, on April 23, 2013, Sucampo announced that the United States Food and Drug Administration (FDA) has approved Sucampo’s supplemental new drug application (sNDA) for AMITIZA (lubiprostone) (24 mcg twice daily) as the first and only oral medication for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. Upon the first sale of AMITIZA for OIC, we will recognize a $10.0 million milestone payment from Takeda, which we expect to receive in the second quarter of 2013.
  In February 2013, Sucampo began commercialization of RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. Early response to the positioning and messaging has been positive, and we anticipate prescriptions to steadily increase over the next few months as we work to pull through patient samples and expand managed care coverage.
  In February 2013, Sucampo completed regulatory filings for an OIC indication in Switzerland, and in March 2013 we completed filing for the same indication in the U.K. When we receive approval for OIC in the U.K., we will seek approval for OIC in other E.U. countries following the mutual recognition procedure (MRP).
  In the first quarter of 2013, we began the MRP to seek approval for AMITIZA for CIC in additional European Union countries.
  Also in the first quarter of 2013, we completed our phase 1a trial of an oral spray formulation of SPI-8811, or cobiprostone, for the prevention and/or treatment of oral mucositis. We expect the results in the second quarter of 2013.
  Sucampo initiated a phase 2a trial of SPI-017 in the quarter for the intravenous treatment of pain associated with severe lumbar spinal stenosis, and we expect this trial to conclude in the fourth quarter of 2013.
  Progress continues in planning for our phase 3 program for AMITIZA in functional pediatric constipation.

As previously announced, in February 2013, R-Tech Ueno, Ltd. (R-Tech), Sucampo’s development partner, signed an agreement for unoprostone isopropyl with the Japan Science and Technology Agency in which the Japanese government shall provide the majority of funding for phase 3 clinical development costs for unoprostone isopropyl for retinitis pigmentosa (RP). In the first quarter of 2013, R-Tech announced the enrollment of the first patient in this program. Sucampo is co-developing unoprostone isopropyl with R-Tech and may file for FDA approval of the product for RP in the future assuming successful trials.

2013 Value Drivers:

Sucampo is pursuing the following value drivers in 2013, of which we have already achieved four in the first quarter:

AMITIZA

U.S.

  Approval of the OIC indication for AMITIZA in the U.S., which has been achieved. Upon the first sale of AMITIZA for OIC, we will receive a $10.0 million milestone payment from Takeda, which we anticipate will be in the second quarter of this year.
  Achieve First Patient First Visit in our AMITIZA phase 3 trial for pediatric functional constipation in the second half of 2013.

Global

  Pursue strategic alliances for AMITIZA for new indications and new territories outside of the U.S., including Europe and several Asian and emerging markets.

Japan

  Continued growth of AMITIZA sales.

Europe

  Submission for regulatory approval in the U.K. and Switzerland of AMITIZA for the treatment of OIC, which was completed in the first quarter of 2013. We will continue to work with regulatory authorities to achieve approval. Once approved in the U.K., we will seek approval in other European markets for OIC using the mutual recognition procedure.
  Seek endorsement from NICE for both CIC and OIC in the U.K., and make AMITIZA available for CIC with reimbursement by some local budget holders.
  Begin active marketing of AMITIZA for CIC in Switzerland.
  Submission of additional regulatory filings, using the MHRA approval, to seek expansion of AMITIZA’s CIC indication to other European markets via the MRP.

RESCULA

  Launch of RESCULA in the U.S. Following the RESCULA sNDA approval, Sucampo launched the drug in the U.S. in February. RESCULA is now available in all major pharmacies, and we continue to see progress in our efforts to achieve a successful rollout in the U.S.

Other

Oral Mucositis

  Completion of our oral mucositis phase 1a trial for cobiprostone in the second quarter of 2013, which we have achieved, and initiation of the next trial in the program in the fourth quarter of 2013.

Spinal Stenosis

  Completion of our spinal stenosis phase 2a trial for SPI-017 in the fourth quarter of 2013.

Financial Results for the Quarter

For the first quarter of 2013, Sucampo reported total revenue of $16.9 million compared to $14.4 million for the same period in 2012, a growth of approximately 17%. The key components of revenue for the first quarter included R&D revenue of $2.8 million, product royalty revenue of $11.7 million and product sales revenue of $2.2 million in Japan which compare to $2.6 million, $10.9 million and nil, respectively, in the same period of 2012.

U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, increased 7% to $64.9 million for the first quarter of 2013, compared to $60.7 million in the same period of 2012. The increase in AMITIZA U.S. net sales was primarily due to both volume and price increases, as reported to us by our partner.

Operating Expenses

R&D expenses, comprised of expenses for clinical development of the AMITIZA pediatric indication, clinical development of the liquid formulation of AMITIZA, phase 1 trial expenses for oral mucositis, and clinical development expenses for our lumbar spinal stenosis program, were $5.6 million for the first quarter of 2013, compared to $3.4 million for the same period of 2012. The increase was primarily due to the initiation of our phase 3 clinical trial of lubiprostone for pediatric patients.

G&A expenses were $7.2 million for the first quarter of 2013, compared to $7.3 million for the first quarter of 2012. The slight decrease in G&A expense was primarily due to lower legal, consulting, and other professional expenses as a result of the conclusion of certain legal matters in 2012, partially offset by continued investment in corporate marketing and branding and staff to support business growth, as well as pharmacovigilance costs for Japan of $1.0 million.

Selling and marketing expenses were $5.4 million for the first quarter of 2013, compared to $4.1 million for the first quarter of 2012. The increase in selling and marketing expenses relates primarily to commercialization and launch costs for RESCULA, including the establishment of a Medical and Scientific Affairs department and other related functions necessary to support the RESCULA launch.

Loss from Operations

For the first quarter of 2013, loss from operations was a loss of $2.6 million, an increase of $2.3 million, compared to a loss of $0.3 million for the same period in 2012.

Non-Operating Income (Expense)

Non-operating income was $0.6 million for the first quarter of 2013, compared to income of $0.7 million for the first quarter of 2012. The first quarter of 2013 included a foreign exchange gain of $1.1 million, compared to a gain of $1.3 million for the same period of 2012.

Net Loss

Net loss for the first quarter of 2013 was $3.1 million, compared to net loss of $1.9 million for the same period of 2012.

Comprehensive Loss

Comprehensive loss for the first quarter of 2013 was $3.1 million, compared to comprehensive loss of $3.5 million for the same period in 2012.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At March 31, 2013, cash, cash equivalents, restricted cash and investments were $95.8 million, compared to $91.4 million at December 31, 2012. At March 31, 2013, notes payable were $62.4 million, compared to $52.9 million at December 31, 2012, including current notes payable of $28.7 million at March 31, 2013, and $19.1 million at December 31, 2012.

Stock Repurchase Plan

In September 2011, the Board of Directors (Board) authorized the repurchase of our class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. On November 2, 2012, the Board authorized the increase of the program amount up to an aggregate of $5.0 million. During the first quarter of 2013, we repurchased 67,762 shares at a cost of $0.3 million.

Board Members

In the first quarter of 2013, Timothy Maudlin resigned from the Board of Directors, Barbara A. Munder and Maureen E. O’Connell were appointed as class 1 directors, and Dr. Daniel P. Getman resigned as a class 1 director and was appointed as a class 2 director.

Company to Host Conference Call Today

In conjunction with this first quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 877-703-6104 (domestic) or 857-244-7303 (international), and provide the participant passcode 54089443, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 30982510.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl (RESCULA®)

In 2009, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People’s Republic of China. Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA. RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% is indicated for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension in the United States.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily) and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the United States. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation. In the U.K., lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation and associated symptoms in adults.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones was first discovered by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman, Chief Executive Officer, Chief Scientific Officer, and co-founder. Prostones, naturally occurring fatty acid metabolites that have emerged as promising compounds with unique physiological activities, can be targeted for the treatment of unmet or underserved medical needs. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG. The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenues:
Research and development revenue	$2,800	$2,585
Product royalty revenue	11,677	10,928
Co-promotion revenue	61	766
Contract and collaboration revenue	164	167
Product sales revenue	2,217	-
Total revenues	16,919	14,446

Cost of goods sold	1,282	-
Gross profit	15,637	14,446

Operating expenses:
Research and development	5,629	3,352
General and administrative	7,227	7,327
Selling and marketing	5,389	4,089
Total operating expenses	18,245	14,768

Loss from operations	(2,608)	(322)
Non-operating income (expense):
Interest income	19	20
Interest expense	(495)	(592)
Other income (expense), net	1,081	1,274
Total non-operating income (expense), net	605	702

Income (loss) before income taxes	(2,003)	380
Income tax benefit (provision)	(1,142)	(2,308)
Net loss	$(3,145)	$(1,928)

Net loss per share:
Basic net loss per share	$(0.08)	$(0.05)
Diluted net loss per share	$(0.08)	$(0.05)
Weighted average common shares outstanding - basic	41,461	41,702
Weighted average common shares outstanding - diluted	41,461	41,702

Comprehensive loss:
Net loss	$(3,145)	$(1,928)
Other comprehensive income loss:
Unrealized loss on investments, net of tax effect	(14)	(3)
Foreign currency translation	51	(1,592)
Comprehensive loss	$(3,108)	$(3,523)

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	March 31,	December 31,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$48,643	$52,022
Investments, current	5,142	6,035
Product royalties receivable	11,677	14,175
Unbilled accounts receivable	166	732
Accounts receivable, net	1,841	1,360
Deferred tax assets, current	693	874
Deferred charge, current	673	673
Restricted cash, current	26,113	15,113
Inventory	3,958	-
Prepaid expenses and other current assets	2,694	1,930
Total current assets	101,600	92,914

Investments, non-current	13,614	14,408
Property and equipment, net	1,502	1,540
Intangibles assets, net	7,171	7,415
Deferred tax assets, non-current	1,391	1,654
Deferred charge, non-current	5,045	5,213
Restricted cash, non-current	2,319	3,832
Other assets	709	820
Total assets	$133,351	$127,796

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$9,256	$5,496
Accrued expenses	7,845	10,595
Deferred revenue, current	941	3,700
Deferred tax liability, current	70	-
Income tax payable	957	148
Notes payable, current	28,729	19,129
Other current liabilities	1,458	1,003
Total current liabilities	49,256	40,071

Notes payable, non-current	33,722	33,722
Deferred revenue, non-current	6,722	7,093
Deferred tax liability, non-current	2,438	2,627
Other liabilities	1,210	1,253
Total liabilities	93,348	84,766

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2013 and December 31, 2012; no shares issued and outstanding at March 31, 2013 and December 31, 2012	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2013 and December 31, 2012; 41,965,689 and 41,964,905 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	420	420
Additional paid-in capital	62,938	62,521
Accumulated other comprehensive income	16,203	16,166
Treasury stock, at cost; 524,792 and 457,030 shares	(2,313)	(1,977)
Accumulated deficit	(37,245)	(34,100)
Total stockholders' equity	40,003	43,030
Total liabilities and stockholders' equity	$133,351	$127,796

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended March 31, 2013
Research and development revenue	$2,800	$-	$-	$2,800
Product royalty revenue	11,677	-	-	11,677
Product sales revenue	1	8	2,208	2,217
Co-promotion revenue	61	-	-	61
Contract and collaboration revenue	141	12	11	164
Total revenues	14,680	20	2,219	16,919
Cost of goods sold	23	5	1,254	1,282
Gross profit	14,657	15	965	15,637
Research and development expenses	1,282	2,671	1,676	5,629
Depreciation and amortization	122	250	9	381
Other operating expenses	10,317	598	1,320	12,235
Income (loss) from operations	2,936	(3,504)	(2,040)	(2,608)
Interest income	15	4	-	19
Interest expense	-	(460)	(35)	(495)
Other non-operating expense, net	(16)	(192)	1,289	1,081
Income (loss) before income taxes	$2,935	$(4,152)	$(786)	$(2,003)
Capital expenditures	$14	$103	$3	$120

Three Months Ended March 31, 2012
Research and development revenue	$2,479	$3	$103	$2,585
Product royalty revenue	10,928	-	-	10,928
Co-promotion revenue	766	-	-	766
Contract and collaboration revenue	141	13	13	167
Total revenues	14,314	16	116	14,446
Cost of goods sold	-	-	-	-
Gross profit	14,314	16	116	14,446
Research and development expenses	822	1,517	1,013	3,352
Depreciation and amortization	120	220	10	350
Other operating expenses	10,053	716	297	11,066
Income (loss) from operations	3,319	(2,437)	(1,204)	(322)
Interest income	18	2	-	20
Interest expense	-	(550)	(42)	(592)
Other non-operating expense, net	75	190	1,009	1,274
Income (loss) before income taxes	$3,412	$(2,795)	$(237)	$380
Capital expenditures	$40	$-	$-	$40

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com